Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: MEGA MEDIA GROUP, INC.

Ladies and Gentlemen:

We have read the statements made by MEGA MEDIA GROUP, INC. in Item 4.01 of the accompanying Form 8-K, which is being filed with the Securities and Exchange Commission. We agree with the statements contained therein concerning our firm.

Very truly yours,

/s/ Moore & Associates, Chartered
Moore & Associates Chartered